INTERNATIONAL PAPER, UNION CAMP CORPORATION
                                 ANNOUNCE MERGER


November 24, 1998

PURCHASE, N.Y. - International Paper (NYSE:IP) and Union Camp Corporation (NYSE:UCC) announced today they have agreed to merge in a tax-free stock for stock exchange. Union Camp and International Paper are diversified forest products companies with $4.4 billion and $20.1 billion respectively in 1997 net sales. The transaction, which is valued at $6.6 billion including assumption of debt, is subject to approval by International Paper and Union Camp shareholders as well as by regulatory agencies. It is expected to close at the end of the first quarter of next year.

In the merger, which both companies' boards of directors have unanimously approved, each outstanding share of Union Camp will be exchanged for International Paper shares having a value of $71, subject to certain adjustments described in the table below. The merger is expected to be accounted for as a pooling of interests and is expected to be accretive to International Paper's earnings in the first full year of operations.

"This is a unique opportunity to combine two great companies with low cost, high quality assets and long traditions of customer service. In addition, cost savings resulting from this combination will create significant value for shareholders. Union Camp's expertise in marketing and manufacturing quality products will add value to the combined enterprise -- offering substantial opportunities for growth and success," said W. Craig McClelland, Union Camp's Chairman and Chief Executive Officer.

"It's a perfect fit," stated John T. Dillon, Chairman and Chief Executive Officer of International Paper. "By merging, we're teaming two world-class companies in the paper, packaging, and related forest products businesses. This combination will allow us to be even more competitive in the global marketplace and better serve our customers."

The  merger is  expected  to result in $300  million in cost  savings  through a
combination   of  reductions  in  overhead,   process   improvements,   facility
rationalization, purchasing and logistics savings.

Three members of Union Camp's board of directors, including McClelland and two members to be named, will join International Paper's board when the transaction closes. McClelland, who turns age 65 in April, 1999, was scheduled to retire from Union Camp at that time. Dillon will continue to serve as Chairman and Chief Executive Officer of International Paper. Upon completion of the merger, Union Camp shareholders will own approximately 25% and International Paper shareholders will own approximately 75% of the combined company.

Union Camp Corporation (www.unioncamp.com), based in Wayne, New Jersey, is a leading manufacturer of paper, packaging, chemicals and wood products and ranks among the nation's 200 largest industrial firms. Union Camp employs nearly 18,000 worldwide at operations in 40 countries.

International Paper (www.internationalpaper.com), in its 100th year of operation, is a worldwide producer of printing papers, packaging and forest products. The company also operates building materials and specialty businesses in global markets, as well as a broadly based distribution network. Headquartered in Purchase, N.Y., International Paper has operations in 30 countries, employs more than 80,000 people and exports its products to more than 130 nations.

Statements in this press release that are not historical are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially. The expected increases in profitability and reduction in costs are subject to risks and uncertainties including general economic conditions, fluctuation in supply and demand, operating rates and competitive pricing pressures.

































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

                                                      Table 1

                                           Calculation of Exchange Ratio of
                                    International Paper per Union Camp Co. Share



    International Paper Average          Exchange Ratio of IP Shares
     Share Price at Closing                 per Union Camp Share                Value per Union Camp Share
-----------------------------------  -----------------------------------  ------------------------------------
          Less than $43.70                     Fixed at 1.6247                   1.6247 times IP price

          $43.70 - $48.30                     Exchange Ratio changes                      $71
                                                to maintain $71

        Greater than $48.70                    Fixed at 1.4700                   1.4700 times IP price





























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